Exhibit 23.4

CONSENT OF EXPERT
The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in this Registration Statement on Form S-8 of Alamos Gold Inc.

By:	/s/ Christopher Bostwick
Name: Christopher Bostwick
Dated: July 19, 2024